ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-2
$ 247,582,941 5.80% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97   6,608,389     773,095     291,158    2.27%    6,924,729    4.49%
 Feb-97   6,824,860     741,154     335,256    2.73%    5,995,840    4.07%
 Mar-97   6,248,768     708,167     221,933    1.89%    5,690,704    4.03%
 Apr-97   6,959,325     677,965     259,421    2.32%    5,272,848    3.93%
 May-97   6,630,379     644,328     223,258    2.10%    4,573,594    3.59%
 Jun-97   6,075,990     612,281     214,863    2.13%    5,012,264    4.14%
 Jul-97   6,093,243     582,914     225,234    2.35%    5,067,428    4.41%
 Aug-97   6,486,402     553,463     341,244    3.78%    4,329,422    3.99%
 Sep-97   5,100,840     522,113     123,199    1.43%    4,603,215    4.46%
 Oct-97   5,510,090     497,458     277,870    3.41%    4,191,162    4.28%
 Nov-97   5,451,885     470,826     260,584    3.38%    4,215,429    4.56%
 Dec-97   4,414,351     444,476     208,297    2.83%    4,288,060    4.86%
        ____________ ___________ ___________
 Totals  72,404,521   7,228,241   2,982,316

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.